  Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-252258
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A Common Stock, par value $0.01 per share	4,563,493	$63.00	$287,500,059	$31,366.26

(1)
Includes 595,238 shares of Class A Common Stock, par value $0.01 per share, that may be purchased by the underwriters upon exercise of the underwriters’ option to purchase additional shares of Class A Common Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-252258
Prospectus Supplement
(To Prospectus dated January 20, 2021)
3,968,255 Shares
SILVERGATE CAPITAL CORPORATION
Class A Common Stock
This is a public offering of shares of Class A Common Stock, or common stock, of Silvergate Capital Corporation. We are offering all of the shares to be sold in the offering.
Our common stock is listed on the on the New York Stock Exchange, or NYSE, under the ticker symbol “SI.” The last reported sale price of our common stock on January 20, 2021, as reported on NYSE, was $66.43 per share.
We are an “emerging growth company” as defined under the federal securities laws, and may take advantage of reduced public company reporting and relief from certain other requirements otherwise generally applicable to public companies.

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-17 of this prospectus supplement, page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020 which have been filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The shares of our common stock that you purchase in this offering are not deposits, savings accounts or other obligations of our bank or nonbank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Public offering price	$63.00	$250,000,065
Underwriting discounts and commissions(1)	$3.15	$12,500,003
Proceeds, before offering expenses, to us	$59.85	$237,500,062

(1)
See “Underwriting” for a description of the compensation payable to the underwriters. We and the underwriters have agreed to reimburse one another for certain expenses in connection with this offering.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional 595,238 shares of our common stock. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable by us will be $14,375,003 and the total proceeds to us, before expenses, will be $273,125,056.
The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about January 26, 2021.

Goldman Sachs & Co. LLC	Keefe, Bruyette & Woods A Stifel Company	Canaccord Genuity
Compass Point	Craig-Hallum

Prospectus Supplement dated January 21, 2021

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus dated January 20, 2021, which includes the documents incorporated by reference therein and provides more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information.”
We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents or sale of our common stock.
Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any shares of common stock and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in our common stock.
For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page S-17 of this prospectus supplement, and any similar section contained in the accompanying prospectus and the documents incorporated by reference herein, and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. Unless the context otherwise requires, we use the terms “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus to refer to Silvergate Capital Corporation and its wholly owned subsidiary, Silvergate Bank, which we sometimes refer to as “Silvergate Bank,” “the Bank” or “our Bank,” and references to “common stock” or “Class A Common Stock” refer to our Class A voting common stock. References to “Class B Common Stock” refer to our Class B non-voting common stock.
Silvergate Capital Corporation
Silvergate Capital Corporation is the holding company for our wholly owned subsidiary, Silvergate Bank, which we believe is the leading provider of innovative financial infrastructure solutions and services to participants in the nascent and expanding digital currency industry. Key to our leadership position and growth strategy is the Silvergate Exchange Network, or SEN, our proprietary, virtually instantaneous payment network for participants in the digital currency industry which serves as a platform for the development of additional products and services. The SEN has a powerful network effect that makes it more valuable as participants and utilization increase. The SEN has enabled us to significantly grow our noninterest bearing deposit product for digital currency industry participants, which has provided the majority of our funding over the last two years. This unique source of funding is a distinctive advantage over most traditional financial institutions and allows us to generate revenue from a conservative portfolio of investments in cash, short term securities and certain types of loans that we believe generate attractive risk-adjusted returns. In addition, use of the SEN has resulted in an increase in noninterest income that we believe will become a valuable source of additional revenue as we develop and deploy fee-based solutions in connection with our digital currency initiative. We are also evaluating additional products or product enhancements specifically targeted at providing further financial infrastructure solutions to our customers and strengthening SEN network effects.
The Company is a Maryland corporation whose assets consist primarily of its investment in the Bank and its primary activities are conducted through the Bank. The Company is a registered bank holding company that is subject to supervision by the Board of Governors of the Federal Reserve, or the Federal Reserve. The Bank is subject to supervision by the California Department of Financial Protection and Innovation, Division of Financial Institutions, and, as a Federal Reserve member bank since 2012, the Federal Reserve Bank of San Francisco. The Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation or FDIC.
The Bank provides financial services that include commercial banking, commercial and residential real estate lending, mortgage warehouse lending and commercial business lending. Our client base is diverse and consists of business and individual clients in California and other states and includes digital currency-related customers in the United States and internationally. Following the Bank’s 2009 conversion from an industrial bank to a commercial bank we began introducing an expanded array of relationship-oriented business products and services, which in the past five years has been significantly augmented by our digital currency initiative. While our commercial real estate lending activities are concentrated in California, we have a broader, nationwide focus on deposit and cash management services for digital currency related businesses, as well as mortgage warehouse lending. Beginning in July 2020, we ceased issuing purchase commitments for residential real estate loans through our former correspondent lending unit but continue to service existing loans currently on our balance sheet.

Digital Currency Initiative
We leverage the SEN and our management team’s expertise in the digital currency industry to develop, implement and maintain critical financial infrastructure solutions and services for many of the largest U.S. digital currency exchanges and global investors, as well as other digital currency infrastructure providers that utilize the Company as a foundational layer for their products. The SEN is a central element of the operations of our digital currency related customers, which enables us to grow with our existing customers and to attract new customers who can benefit from our innovative solutions and services. We believe that our vision and advanced approach to compliance complement the SEN and empower us to extend our leadership position in the industry by developing additional infrastructure solutions and services that will facilitate growth in our business.
We began exploring the digital currency industry in 2013 based on market dynamics which we believed were highly attractive:
•
Significant and Growing Industry:   Digital currency presented a revolutionary model for executing financial transactions with substantial potential for growth.

•
Infrastructure Needs:   In order to become widely adopted, digital currency would need to rely on many traditional elements of financial services, including those services that support funds transfers, customer account controls and other security measures.

•
Regulatory Complexity as a Barrier to Entry:   Providing infrastructure solutions and services to the digital currency industry would require specialized compliance capabilities and a management team with a deep understanding of both the digital currency and the financial services industries.

These insights have been proven correct and we believe they remain true today. In fact, we believe that the market opportunity for digital currencies, the need for infrastructure solutions and services and the regulatory complexity have all expanded significantly since 2013. Our ability to address these market dynamics over the past seven years has provided us with a first-mover advantage within the digital currency industry that is the cornerstone of our leadership position today.
SEN Leverage
In January 2020, we announced the launch of our SEN Leverage lending product. Following the successful pilot of SEN Leverage in September 2020, SEN Leverage is now one of the Company’s core lending products. Our SEN Leverage product allows the Bank’s customers to obtain U.S. dollar loans collateralized by bitcoin held at select digital currency exchanges and other custodians that are also customers of the Bank. The product uses the SEN to fund loans and process repayments in real-time, 24 hours per day, 7 days per week, 365 days per year.
In connection with the SEN Leverage pilot, in January 2020 we partnered with Bitstamp Ltd., a digital currency exchange founded in 2011, to serve as Silvergate’s initial agent to custody and manage bitcoin collateral. We subsequently expanded access to SEN Leverage in June 2020 by partnering with Anchorage, which was founded in 2017 and is a leading digital asset platform for institutional investors, to offer its customers access to increased trading capital by providing leverage on bitcoin held in custody.
As of December 31, 2020, we had SEN Leverage approved lines of credit totaling $82.5 million, as compared to $35.5 million at September 30, 2020. Our total outstanding SEN Leverage loans at December 31, 2020 amounted to $77.2 million, as compared to total outstanding SEN Leverage loans of $22.4 million at September 30, 2020. At December 31, 2020, our outstanding SEN Leverage loans comprised 4.8% of our total loan portfolio, as compared to 1.6% of our total loan portfolio at September 30, 2020.
We developed SEN Leverage within the framework of the Bank’s legal lending authority, conservative credit culture and robust approval process. Borrowers accessing SEN Leverage provide bitcoin or U.S. dollars as collateral in an amount greater than the line of credit being advanced. The Bank works with existing digital currency exchanges and other indirect lenders, as the case may be, to both act as its collateral custodian for such loans, and to liquidate the collateral in the event of a decline in collateral coverage below levels required in the borrower’s loan agreement.

Our SEN Leverage product enables our digital currency customers to borrow U.S. dollars directly from the Bank to purchase bitcoin using bitcoin as the collateral for these loans, which we refer to as SEN Leverage direct lending. In the SEN Leverage direct lending structure, the exchange client holds the borrower’s bitcoin and the Bank uses the SEN to fund the loan directly to the borrower’s account at the exchange. In addition to providing SEN Leverage direct lending, the Bank also provides loans collateralized with bitcoin to certain third-party digital currency industry indirect lenders for loans to their customers, which we refer to as SEN Leverage indirect lending. In the SEN Leverage indirect lending structure, the indirect lender uses bitcoin to collateralize its loan with the Bank and the funding of the loan and liquidation of the collateral may or may not occur via the SEN. The Bank uses a custodian to custody the bitcoin collateral and a separate digital currency service provider to monitor the bitcoin collateral coverage ratio and, if necessary, to liquidate the bitcoin collateral. We believe our SEN Leverage product is unique in the digital currency industry, creating both deeper relationships with our clients and an attractive source of potential future revenue growth.
At no time does the Bank directly hold the pledged digital currency. The Bank sets collateral coverage ratios at levels intended to yield collateral liquidation proceeds in excess of the borrower’s loan amount, but the borrower remains obligated for the payment of any deficiency notwithstanding any change in the condition of the exchange, financial or otherwise.
We believe this product provides greater capital efficiency for institutional investor clients that wish to transact without needing to move liquidity on and off different exchanges. Additionally, the SEN Leverage lending process drives increased volumes through the SEN and reinforces our central role in our clients’ operations. We believe offering lines of credit through SEN Leverage also improves liquidity within the order book of our exchange clients and enables additional trading on their platforms.
Digital Currency Customers
Our customer base has grown rapidly, as many customers proactively approach us due to our reputation as the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry, which includes our unique technology solutions. As of December 31, 2020, we had over 200 prospective digital currency customer leads in various stages of our customer onboarding process and pipeline, which includes extensive regulatory compliance diligence and integrating of the customer’s technology stack for those new digital currency customers interested in using our proprietary, cloud-based application programming interface, or API.
The following list sets forth summary information regarding the types of market participants that are our primary customers:
•
Digital Currency Exchanges:   Exchanges through which digital currencies are bought and sold; includes over the counter, or OTC, trading desks.

•
Institutional Investors:   Hedge funds, venture capital funds, private equity funds, family offices and traditional asset managers, that are investing in digital currencies as an asset class.

•
Other Customers:   Companies developing new protocols, platforms and applications; mining operations; and providers of other services.

Our customers include some of the largest U.S. exchanges and global investors in the digital currency industry. These market participants generally hold either or both of two distinct types of funds: (i) those funds that market participants use for digital currency investment activities, which we refer to as investor funds, and (ii) those funds that market participants use for business operations, which we refer to as operating funds.
Our customer ecosystem also includes software developers, digital currency miners, custodians and general industry participants that need our solutions and services.

Recent Developments
Preliminary Fourth Quarter Results (unaudited)
Our consolidated financial statements for the three and twelve months ended December 31, 2020 are not yet available. The following preliminary unaudited consolidated financial information for the three and twelve months ended December 31, 2020 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to our consideration of subsequent events, particularly as it relates to material estimates and assumptions used in preparing our consolidated financial statements for the three and twelve months ended December 31, 2020. Our independent registered public accounting firm, Crowe LLP, has not audited or reviewed, and does not express an opinion with respect to, this financial information.
This summary is not a complete presentation of our consolidated financial results for the three and twelve months ended December 31, 2020. Our final consolidated financial results as of and for the three and twelve months ended December 31, 2020 may materially differ from our estimates and the interim balances set forth below. In addition, the following estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The following information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated herein by reference.
Fourth Quarter 2020 Financial Highlights
•
Net income for the quarter was $9.1 million, or $0.47 per diluted share, compared to net income of $7.1 million, or $0.37 per diluted share, for the third quarter of 2020, and net income of $3.6 million, or $0.19 per diluted share, for the fourth quarter of 2019

•
The SEN handled 90,763 transactions in the fourth quarter of 2020, an increase of 33%, compared to 68,361 transactions in the third quarter of 2020, and an increase of 530% compared to 14,400 transactions in the fourth quarter of 2019

•
The SEN handled $59.2 billion of U.S. dollar transfers in the fourth quarter, an increase of 62% compared to $36.7 billion in the third quarter of 2020, and an increase of 516% compared to $9.6 billion in the fourth quarter of 2019

•
Digital currency customer related fee income for the quarter was $3.8 million, compared to $3.3 million for the third quarter of 2020, and $1.4 million for the fourth quarter of 2019

•
Digital currency customers grew to 969 at December 31, 2020, compared to 928 at September 30, 2020, and 804 at December 31, 2019

•
Digital currency deposits grew by $2.9 billion to $5.0 billion as of December 31, 2020, compared to $2.1 billion as of September 30, 2020

•
At December 31, 2020, outstanding loan deferrals related to COVID-19 were 8.5% of total gross loans held-for-investment compared to 4.4% at September 30, 2020 and 15.5% at June 30, 2020

•
Book value per share was $15.63 at December 31, 2020, compared to $15.18 at September 30, 2020, and $12.38 at December 31, 2019

•
The Company’s total risk-based capital ratio was 23.49% at December 31, 2020, compared to 24.68% at September 30, 2020 and 26.90% at December 31, 2019

•
The Company’s tier 1 leverage ratio was 8.29% at December 31, 2020, compared to 10.36% at September 30, 2020 and 11.23% at December 31, 2019

Full Year 2020 Financial Highlights
•
Net income for the year ended December 31, 2020 was $26.0 million, or $1.36 per diluted share, compared to net income of $24.8 million, or $1.35 per diluted share for the year ended December 31, 2019

•
The SEN handled 230,815 transactions for the year ended December 31, 2020 as compared to 46,063 for the year ended December 31, 2019

•
The SEN handled $135.7 billion of U.S. dollar transfers for the year ended December 31, 2020 as compared to $32.7 billion for the year ended December 31, 2019

•
Digital currency customer related fee income for the year ended December 31, 2020 was $11.1 million compared to $4.9 million for the year ended December 31, 2019

	As of or for the Three Months Ended
Financial Highlights	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands, except per share data)
Net income	$9,119	$7,060	$3,598
Diluted earnings per share	$0.47	$0.37	$0.19
Return on average assets (ROAA)(1)	1.14%	1.13%	0.67%
Return on average equity (ROAE)(1)	12.60%	10.14%	6.08%
Net interest margin(1)(2)	2.85%	3.19%	2.97%
Cost of deposits(1)(3)	0.01%	0.01%	0.84%
Cost of funds(1)(3)	0.04%	0.07%	0.94%
Efficiency ratio(4)	65.87%	61.74%	72.81%
Total assets	$5,586,235	$2,620,573	$2,128,127
Total deposits	$5,248,026	$2,281,108	$1,814,654
Book value per share	$15.63	$15.18	$12.38
Tier 1 leverage ratio	8.29%	10.36%	11.23%
Total risk-based capital ratio	23.49%	24.68%	26.90%
	Year Ended December 31,
Financial Highlights	2020	2019
	(Dollars in thousands, except per share data)
Net income(5)	$26,038	$24,846
Diluted earnings per share	$1.36	$1.35
Return on average assets (ROAA)	1.03%	1.19%
Adjusted return on average assets (ROAA)(5)	1.03%	1.00%
Return on average equity (ROAE)	9.78%	11.54%
Adjusted return on average equity (ROAE)(5)	9.78%	9.71%
Net interest margin(2)	3.00%	3.47%
Cost of deposits(3)	0.27%	0.43%
Cost of funds(3)	0.32%	0.54%
Efficiency ratio(4)	65.11%	60.52%
Adjusted efficiency ratio(4)(5)	65.11%	64.63%

(1)
Data has been annualized.

(2)
Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.

(3)
Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to callable brokered certificates of deposit that were issued as part of a hedging strategy. During the first and second quarters of 2020 all brokered certificates of deposit were called and their unamortized premium expense was fully written-off.

(4)
Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

(5)
In March 2019, the Bank completed the sale of its San Marcos branch and business loan portfolio which generated a pre-tax gain on sale of $5.5 million, or $3.9 million after tax, which significantly positively impacted net income, ROAA, ROAE and efficiency ratio during the first quarter and full year 2019. See “Non-GAAP Financial Measures” for further information and reconciliation of these metrics.

Digital Currency Initiative
At December 31, 2020, the Company’s digital currency customers increased to 969 from 928 at September 30, 2020, and from 804 at December 31, 2019. At December 31, 2020, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline remained above 200. There was a record 90,763 transactions on the SEN for the fourth quarter of 2020, an increase of 33%, compared to 68,361 transactions for the third quarter of 2020. In addition, for the fourth quarter of 2020, $59.2 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 62% increase from the third quarter of 2020.
	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in millions)
# SEN Transactions	90,763	68,361	14,400
$ Volume of SEN Transfers	$59,227	$36,663	$9,607
Results of Operations, Quarter Ended December 31, 2020
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
In 2020, the Company made multiple purchases of tax-exempt municipal bonds. Tax-exempt income from these securities is calculated on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $22.4 million for the fourth quarter of 2020, compared to $19.4 million for the third quarter of 2020, and $15.6 million for the fourth quarter of 2019.
Compared to the third quarter of 2020, net interest income increased $3.0 million due to an increase of $2.9 million in interest income driven primarily by higher mortgage warehouse loan balances and a decrease of $0.1 million in interest expense driven by lower federal home loan bank, or the FHLB, advances.
Average total interest earning assets increased by $699.3 million for the fourth quarter of 2020 compared to the third quarter of 2020, primarily due to an increase in interest earning deposits in other banks and loans. The average yield on interest earning assets decreased from 3.25% for the third quarter of 2020 to 2.89% for the fourth quarter of 2020, primarily due to an increased proportion of interest earning deposits in other banks as a percentage of interest earning assets in addition to lower yields on interest earning deposits, and the variable rate portion of the securities and loan portfolio. Average interest bearing liabilities decreased $111.8 million for the fourth quarter of 2020 compared to the third quarter of 2020, due to a decrease in FHLB advances. The average rate paid on total interest bearing liabilities increased from 0.60% for the third quarter of 2020 to 0.87% for the fourth quarter of 2020, primarily due to a greater proportion of higher rate subordinated debentures as a percentage of total interest bearing liabilities.
Compared to the fourth quarter of 2019, net interest income increased $6.7 million, due to a decrease of $4.2 million in interest expense, and by an increase of $2.6 million in interest income. Average total interest earning assets increased by $1.0 billion for the fourth quarter of 2020 compared to the fourth quarter of 2019, due to an increase in interest earning deposits in other banks and loans and, to a lesser extent, an increase in securities. The average yield on total interest earning assets decreased from 3.82% for the fourth quarter of 2019 to 2.89% for the fourth quarter of 2020, primarily due to lower yields on loans, securities and interest earning deposits in other banks. The lower yields were due to declines in federal funds rate and London Interbank Offered Rate, or LIBOR, which was partially offset by the impact of interest rate floors which were put in place during 2019. Average interest bearing liabilities decreased $413.5 million for the fourth quarter of 2020 compared to the fourth quarter of 2019, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020 and a decrease in FHLB advances. The average rate on total interest bearing liabilities decreased from 3.23% for the fourth quarter of 2019 to 0.87% for the fourth quarter of 2020, primarily due to the impact of calling the remaining outstanding balance of brokered certificates of deposits in the second quarter of 2020.
Net interest margin for the fourth quarter of 2020 was 2.85%, compared to 3.19% for the third quarter of 2020, and 2.97% for the fourth quarter of 2019. The decrease in the net interest margin compared to the third quarter of 2020 was primarily driven by a greater proportion of lower yielding cash and cash equivalents as a percentage of total interest earning assets, which was driven by the increase in noninterest bearing digital currency customer deposits. The net interest margin decrease from the fourth quarter of 2019 was primarily due to lower yields on loans, cash and cash equivalents, and securities due to a declining interest rate environment, offset by lower interest expense from calling the remainder of the brokered certificates of deposit in the second quarter as well as lower FHLB advances.
	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$689,385	$314	0.18%	$245,855	$196	0.32%	$165,685	$685	1.64%
Taxable securities	671,209	3,548	2.10%	679,277	3,746	2.19%	905,399	6,117	2.68%
Tax-exempt securities(1)	266,158	2,173	3.25%	267,511	2,177	3.24%	—	—	—
Loans(2)(3)	1,474,893	16,374	4.42%	1,209,884	13,527	4.45%	1,008,987	13,076	5.14%
Other	15,331	255	6.62%	15,112	116	3.05%	10,744	234	8.64%
Total interest earning assets	3,116,976	22,664	2.89%	2,417,639	19,762	3.25%	2,090,815	20,112	3.82%
Noninterest earning assets	66,477			68,327			46,708
Total assets	$3,183,453			$2,485,966			$2,137,523
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$114,782	$47	0.16%	$108,755	$57	0.21%	$449,985	$3,793	3.34%
FHLB advances and other borrowings	7,098	—	—	124,886	65	0.21%	85,451	419	1.95%
Subordinated debentures	15,829	253	6.36%	15,825	257	6.46%	15,815	270	6.77%
Total interest bearing liabilities	137,709	300	0.87%	249,466	379	0.60%	551,251	4,482	3.23%

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Noninterest bearing liabilities:
Noninterest bearing deposits	2,732,692			1,935,661			1,335,186
Other liabilities	25,143			23,860			16,274
Shareholders’ equity	287,909			276,979			234,812
Total liabilities and shareholders’ equity	$3,183,453			$2,485,966			$2,137,523
Net interest spread(4)			2.02%			2.65%			0.59%
Net interest income, taxable equivalent basis		$22,364			$19,383			$15,630
Net interest margin(5)			2.85%			3.19%			2.97%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(456)			(457)			—
Net interest income, as reported		$21,908			$18,926			$15,630

(1)
Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.

(2)
Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(3)
Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)
Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)
Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.

Provision for Loan Losses
The Company recorded a $0.2 million provision for loan losses for the fourth quarter of 2020, compared to no provision for the third quarter of 2020 and the fourth quarter of 2019. The level of the allowance for loan losses increased as a result of an overall increase in the loan balance.
Noninterest Income
Noninterest income for the fourth quarter of 2020 was $4.8 million, an increase of $0.9 million, or 22.3%, from the third quarter of 2020. The primary driver of this increase was a $0.6 million, or 16.7%, increase in deposit related fees and an increase in mortgage warehouse fee income. Deposit related fees from digital currency customers were $3.8 million for the fourth quarter of 2020, an increase of $0.5 million, or 16.7% compared to $3.3 million for the third quarter of 2020.

Noninterest income for the fourth quarter of 2020 increased by $1.7 million, or 54.9%, compared to the fourth quarter of 2019. This increase was primarily due to a $2.4 million, or 158.5%, increase in deposit related fees and a $0.6 million, or 144.6% increase in mortgage warehouse fee income, partially offset by a $0.7 million decrease in gain on sale of securities, a $0.2 million decrease in gain on sale of loans and a $0.2 million decrease in service fees related to off-balance sheet deposits. Deposit related fees from digital currency customers increased $2.4 million, or 178.0%, to $3.8 million compared to $1.4 million for the fourth quarter of 2019.
	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$949	$758	$388
Service fees related to off-balance sheet deposits	—	1	183
Deposit related fees	3,844	3,293	1,487
Gain on sale of securities, net	—	—	740
(Loss) gain on sale of loans, net	—	(96)	235
Other income	55	8	97
Total noninterest income	$4,848	$3,964	$3,130
Noninterest Expense
Noninterest expense totaled $17.6 million for the fourth quarter of 2020, an increase of $3.5 million, or 24.7%, compared to the third quarter of 2020, and an increase of $4.0 million, or 29.0%, compared to the fourth quarter of 2019.
Noninterest expense increased from the prior quarter and from the fourth quarter of 2019 due primarily to a $2.3 million impairment charge related to its leased office space and fixed assets no longer in use and, to a lesser extent, to higher salaries and benefits expense and increased FDIC insurance expense caused by a rate increase driven by the growth in deposits.
	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$9,637	$8,899	$8,773
Occupancy and equipment	3,044	845	861
Communications and data processing	1,443	1,389	1,149
Professional services	1,163	1,207	1,198
Federal deposit insurance	658	209	33
Correspondent bank charges	410	403	323
Other loan expense	45	60	122
Other general and administrative	1,225	1,121	1,201
Total noninterest expense	$17,625	$14,133	$13,660

Income Tax Expense (Benefit)
Income tax benefit was $0.1 million for the fourth quarter of 2020, compared to an expense of $1.7 million for the third quarter of 2020, and an expense of $1.5 million for the fourth quarter of 2019. Our effective tax rate for the fourth quarter of 2020 was (1.6)%, compared to 19.4% for the third quarter of 2020, and 29.5% for the fourth quarter of 2019. The lower effective tax rate for the fourth quarter of 2020 when compared to the third quarter of 2020 was due to significant tax benefit recognized on the exercise of stock options during the fourth quarter. The lower effective rate from the fourth quarter of 2019 was due to the impact of tax-exempt income and the tax benefit from the exercise of stock options.
Results of Operations, Year Ended December 31, 2020
Net income for the year ended December 31, 2020 was $26.0 million, or $1.36 per diluted share, compared to $24.8 million, or $1.35 per diluted share, for the comparable period in 2019.
Net interest income for the year ended December 31, 2020 was $72.4 million, compared to $71.0 million for the same period in 2019. The increase in net interest income was primarily due to a $2.9 million decrease in interest expense offset by a $1.4 million decrease in interest income.
Noninterest income for the year ended December 31, 2020 was $19.2 million, compared to $15.8 million for the same period in 2019. The increase in noninterest income was primarily due to a $6.0 million increase in fee income from our digital currency customers and a $3.8 million gain on sale of securities and, less the $5.5 million gain on a branch sale that occurred in the first quarter of 2019. Digital currency customer related fee income for the year ended December 31, 2020 was $11.1 million, compared to $4.9 million for the year ended December 31, 2019.
Noninterest expense was $59.6 million for the year ended December 31, 2020, compared to $52.5 million for the year ended December 31, 2019. The increase in noninterest expense was primarily due to increased salaries and benefits expense and a $2.3 million impairment charge for leased office space and fixed assets no longer in use.
Income tax expense was $5.2 million for the year ended December 31, 2020, compared to income tax expense of $9.8 million for 2019. Our effective tax rates for the year ended December 31, 2020 and 2019 were 16.5% and 28.3%, respectively. The decrease in the Company’s effective tax rate in 2020 was primarily related to tax-exempt income earned on certain municipal bonds and excess tax benefit from stock-based compensation.
Balance Sheet
Deposits
At December 31, 2020, deposits totaled $5.2 billion, an increase of $3.0 billion, or 130.1%, from September 30, 2020, and an increase of $3.4 billion, or 189.2%, from December 31, 2019. Noninterest bearing deposits totaled $5.1 billion, representing approximately 97.8% of total deposits at December 31, 2020, an increase of $3.0 billion from the prior quarter end, and a $3.8 billion increase compared to December 31, 2019. The increase in total deposits from the prior quarter was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter. The Bank’s 10 largest depositors accounted for $2.5 billion in deposits, or approximately 47.5% of total deposits at December 31, 2020 compared to $523.6 million in deposits, or approximately 28.9% of total deposits at December 31, 2019, substantially all of which are customers operating in the digital currency industry. Deposits from digital currency exchanges represent approximately 47.2% of the Bank’s total deposits and are held by approximately 76 exchanges at December 31, 2020 compared to 29.1% of total deposits, held by 60 exchanges at December 31, 2019.
The weighted average cost of deposits for the fourth quarter of 2020 was 0.01%, compared to 0.01% for the third quarter of 2020, and 0.84% for the fourth quarter of 2019. The decrease in the weighted average cost of deposits compared to the fourth quarter of 2019 was driven by the absence of any interest expense associated with brokered certificates of deposit, which were called in the second quarter of 2020.

	Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest bearing demand accounts	$2,732,692	—	$1,935,661	—	$1,335,186	—
Interest bearing accounts:
Interest bearing demand accounts	41,968	0.17%	41,871	0.10%	50,095	0.13%
Money market and savings accounts	71,871	0.15%	65,646	0.25%	83,199	1.00%
Certificates of deposit:
Brokered certificates of deposit	—	—	—	—	314,262	4.49%
Other	943	0.84%	1,238	0.96%	2,429	1.23%
Total interest bearing deposits	114,782	0.16%	108,755	0.21%	449,985	3.34%
Total deposits	$2,847,474	0.01%	$2,044,416	0.01%	$1,785,171	0.84%
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and cash management solutions. These tools enable Silvergate’s clients to grow their business and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:
	December 31, 2020		September 30, 2020		December 31, 2019
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)
	(Dollars in millions)
Digital currency exchanges	76	$2,479	69	$729	60	$527
Institutional investors	607	1,811	599	850	509	432
Other customers	286	749	260	515	235	286
Total	969	$5,039	928	$2,095	804	$1,246

(1)
Total deposits may not foot due to rounding.

Loan Portfolio
Total loans were $1.6 billion at December 31, 2020, an increase of $211.0 million, or 15.1%, from September 30, 2020, and an increase of $572.2 million, or 55.0%, from December 31, 2019. Total loans at December 31, 2020 consisted of net loans held-for-investment of $746.8 million and loans held for sale of $866.0 million.
	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Real estate loans:
One-to-four family	$187,855	$209,040	$193,367
Multi-family	77,126	72,714	81,233
Commercial	301,901	316,653	331,052
Construction	6,272	13,854	7,213
Commercial and industrial	78,909	25,951	14,440
Consumer and other	162	5,559	122
Reverse mortgage	1,333	1,322	1,415

	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Mortgage warehouse	97,903	94,684	39,247
Total gross loans held-for-investment	751,461	739,777	668,089
Deferred fees, net	2,206	2,843	2,724
Total loans held-for-investment	753,667	742,620	670,813
Allowance for loan losses	(6,916)	(6,763)	(6,191)
Loans held-for-investment, net	746,751	735,857	664,622
Loans held-for-sale	865,961	665,842	375,922
Total loans	$1,612,712	$1,401,699	$1,040,544

Loans held-for-sale are comprised entirely of mortgage warehouse loans at December 31, 2020 and September 30, 2020, compared to $365.8 million of the total balance at December 31, 2019.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was $6.9 million at December 31, 2020, compared to $6.8 million at September 30, 2020 and $6.2 million at December 31, 2019. The ratio of the allowance for loan losses to gross loans held-for-investment at December 31, 2020 was 0.92%, compared to 0.91% and 0.93% at September 30, 2020 and December 31, 2019, respectively.
Nonperforming assets totaled $5.0 million, or 0.09% of total assets, at December 31, 2020, an increase of $0.8 million from $4.1 million, or 0.16% of total assets at September 30, 2020. Nonperforming assets decreased $1.1 million, from $6.0 million, or 0.28%, of total assets, at December 31, 2019.
Asset Quality	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$4,982	$4,107	$5,909
Troubled debt restructurings	$1,525	$1,572	$1,791
Other real estate owned, net	—	$27	$128
Nonperforming assets	$4,982	$4,134	$6,037
Asset Quality Ratios:
Nonperforming assets to total assets	0.09%	0.16%	0.28%
Nonperforming loans to gross loans(1)	0.66%	0.56%	0.88%
Nonperforming assets to gross loans and other real estate owned(1)	0.66%	0.56%	0.90%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.01%
Allowance for loan losses to gross loans(1)	0.92%	0.91%	0.93%
Allowance for loan losses to nonperforming loans	138.82%	164.67%	104.77%

(1)
Loans exclude loans held-for-sale at each of the dates presented.

Coronavirus Disease 2019 Update
During the year ended December 31, 2020, the Company modified a total of 55 loans representing $143.5 million in loan balances, or 19.1%, of total gross loans held-for-investment as of December 31, 2020. Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, addressed Coronavirus Disease 2019, or COVID-19, related modifications and specified that such modifications made on loans that were current as of December 31, 2019 are not troubled debt restructurings, or TDRs. In accordance with interagency guidance issued in April 2020, short-term modifications made to a borrower affected by the COVID-19 pandemic and governmental shutdown orders, such as payment deferrals, fee waivers and extensions of repayment terms, do not need to be identified as TDRs if the loans were current at the time a modification plan was implemented. The Company elected to adopt these provisions of the CARES Act for the modifications described above. None of the modified loans met the criteria of a TDR under the CARES Act or the related interagency statement.
As of December 31, 2020, the remaining loans in deferral due to COVID-19 are as follows:
	Loan Balance At Period End	Percentage of Loan Portfolio Balance
	(Dollars in thousands)
COVID-19 related modifications:
Real estate loans:
One-to-four family	$6,185	0.8%
Retail	10,368	1.4%
Hospitality	39,544	5.3%
Office	7,767	1.0%
Total commercial	57,679	7.7%
Total modifications outstanding	$63,864	8.5%
Securities
Securities available-for-sale decreased $5.1 million, or 0.5%, from $944.2 million at September 30, 2020, and increased $41.2 million, or 4.6%, from $897.8 million at December 31, 2019, to $939.0 million at December 31, 2020. The Company purchased a $5.1 million agency mortgage-backed security that is considered a qualified investment under the Community Reinvestment Act during the fourth quarter of 2020.
Capital Ratios
At December 31, 2020, the Company’s ratio of common equity to total assets was 5.27%, compared with 10.83% at September 30, 2020, and 10.86% at December 31, 2019. At December 31, 2020, the Company’s book value per share was $15.63, compared to $15.18 at September 30, 2020, and $12.38 at December 31, 2019.
At December 31, 2020, the Company had a tier 1 leverage ratio of 8.29%, common equity tier 1 capital ratio of 21.53%, tier 1 risk-based capital ratio of 22.88% and total risk-based capital ratio of 23.49%.
At December 31, 2020, the Bank had a tier 1 leverage ratio of 8.22%, common equity tier 1 capital ratio of 22.71%, tier 1 risk-based capital ratio of 22.71 % and total risk-based capital ratio of 23.32%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.
Capital Ratios(1)	December 31, 2020	September 30, 2020	December 31, 2019
The Company
Tier 1 leverage ratio	8.29%	10.36%	11.23%
Common equity tier 1 capital ratio	21.53%	22.58%	24.52%
Tier 1 risk-based capital ratio	22.88%	24.03%	26.21%
Total risk-based capital ratio	23.49%	24.68%	26.90%
Common equity to total assets	5.27%	10.83%	10.86%

Capital Ratios(1)	December 31, 2020	September 30, 2020	December 31, 2019
The Bank
Tier 1 leverage ratio	8.22%	9.84%	10.52%
Common equity tier 1 capital ratio	22.71%	22.82%	24.55%
Tier 1 risk-based capital ratio	22.71%	22.82%	24.55%
Total risk-based capital ratio	23.32%	23.47%	25.24%

(1)
December 31, 2020 capital ratios are preliminary.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the year ended December 31, 2020 and 2019, in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million. There were no non-GAAP adjustments for the three and twelve months ended December 31, 2020 or for the three months ended December 31, 2019. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.
	Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Net income
Net income, as reported	$26,038	$24,846
Adjustments:
Gain on sale of branch, net	—	(5,509)
Tax effect(1)	—	1,574
Adjusted net income	$26,038	$20,911
Noninterest income / average assets
Noninterest income	$19,177	$15,754
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted noninterest income	19,177	10,245
Average assets	2,517,037	2,082,007
Noninterest income / average assets, as reported	0.76%	0.76%
Adjusted noninterest income / average assets	0.76%	0.49%

	Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Return on average assets (ROAA)
Adjusted net income	$26,038	$20,911
Average assets	2,517,037	2,082,007
Return on average assets (ROAA), as reported	1.03%	1.19%
Adjusted return on average assets	1.03%	1.00%
Return on average equity (ROAE)
Adjusted net income	$26,038	$20,911
Average equity	266,195	215,338
Return on average equity (ROAE), as reported	9.78%	11.54%
Adjusted return on average equity	9.78%	9.71%
Efficiency ratio
Noninterest expense	$59,605	$52,478
Net interest income	72,364	70,957
Noninterest income	19,177	15,754
Total net interest income and noninterest income	91,541	86,711
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted total net interest income and noninterest income	91,541	81,202
Efficiency ratio, as reported	65.11%	60.52%
Adjusted efficiency ratio	65.11%	64.63%

(1)
Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.

THE OFFERING
Common stock offered by us
3,968,255 shares of our common stock (or 4,563,493 shares of our common stock if the underwriters exercise their option to purchase additional shares in full).
Common stock to be outstanding after this offering
22,595,047 shares of our common stock (or 23,190,285 shares if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ option to purchase additional shares
We have granted the underwriters an option for a period of 30 days to purchase up to 595,238 additional shares of our common stock.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $236.5 million (or approximately $272.1 million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and estimated offering expenses payable by us.
We intend to use net proceeds to us from this offering to further supplement the regulatory capital levels of the Company and the Bank and for other general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, and other growth initiatives, including the Bank’s SEN Leverage product, custody and other digital asset services. See “Use of Proceeds.”
Risk factors
See “Risk Factors” beginning on page S-17 of this prospectus supplement and the other information included and incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.
NYSE symbol for our common
stock
Our common stock is listed on the NYSE under the symbol “SI.”
The number of shares of common stock outstanding after this offering is based upon 18,626,792 shares of Class A Common Stock outstanding as of September 30, 2020, and excludes:
•
64,197 shares of Class B Common Stock issued and outstanding as of September 30, 2020;

•
830,346 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2020, with a weighted-average exercise price of $7.42 per share; and

•
1,245,213 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock in this offering and no exercise of outstanding options after September 30, 2020.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020, as well as other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, before you invest in our common stock. If any of these risks actually materialize, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Regulation and our Business
We may not be able to raise the additional capital needed, in absolute terms or on terms acceptable to us, to fund our growth strategy in the future if we continue to grow at our current pace.
As of December 31, 2020, our total consolidated assets were $5.6 billion, an increase of approximately $3.0 billion, or 113.2%, from September 30, 2020, and an increase of $3.5 billion, or 162.5%, from December 31, 2019. In light of our rapid growth and to sustain our growth strategy, we will likely need to raise additional capital in the future, though the timing and amounts of future capital needs are presently unknown.
After giving effect to this offering, we believe that we will have sufficient capital to meet our capital needs for our immediate growth plans. However, we will continue to need capital to support our longer-term growth plans. If capital is not available when we need it on favorable terms or at all, we may have to issue common stock or other securities on less desirable terms or reduce our rate of growth until market conditions become more favorable. Any such events could have a material adverse effect on our business, financial condition and results of operations.
The failure to meet applicable regulatory capital requirements could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could adversely affect customer and investor confidence, our role in the digital currency ecosystem, our costs of funds and FDIC insurance costs, our ability to make acquisitions, and our business, results of operations and financial condition.
The Bank has several large depositor relationships that are concentrated in the digital currency industry generally and among digital currency exchanges in particular, the loss of any of which could force us to fund our business through more expensive and less stable sources.
As of December 31, 2020, the Bank’s 10 largest depositors accounted for $2.5 billion in deposits, or approximately 47.5% of the Bank’s total deposits. Deposits from digital currency exchanges represent approximately 47.2% of the Bank’s overall deposits and are held by approximately 76 exchanges all of which are customers in the digital currency industry. Digital currency exchanges have discretion over which financial institution holds deposits on behalf of its customers. As a result, the Bank is exposed to high customer concentration with our exchange customers. A decision by the customers of an exchange to exit the exchange or a decision by an exchange to withdraw deposits or move deposits to our competitors could result in substantial changes in our deposit base. Exchanges present additional risks because they have been frequent targets and victims of fraud and cyber-attacks and the failure or exit of one or more exchanges as customers could have a material adverse effect on our reputation, business, financial condition and results of operations.
In addition, withdrawals of deposits by any one of our largest depositors could force us to rely more heavily on borrowings and other sources of funding for our business and withdrawal demands, adversely affecting our net interest margin and results of operations. The Bank may also be forced, because of deposit withdrawals, to rely more heavily on other, potentially more expensive and less stable funding sources. Consequently, the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to SEN Leverage Initiative
Our nascent SEN Leverage product has unique risks and may not perform to our expectations in the future, which would adversely affect our business, financial condition and results of operations.
Our SEN Leverage product, which was piloted during 2020, is now one of the Company’s core lending products. SEN Leverage currently allows certain of our SEN customers to borrow US dollars against the value of the digital currency bitcoin.
The loan to value, or LTV, ratio of a SEN Leverage loan fluctuates in relation to the value of bitcoin held as collateral, which has historically been volatile and which serves as the collateral for these loans. There is no assurance that customers will be able to timely provide additional collateral under these loans or reduce the principal amount of the loan to maintain the loan’s required LTV ratio in a scenario where the value of the bitcoin, serving as the collateral for the loan, drops precipitously.
We utilize third party custodians to hold the bitcoin serving as the collateral of the SEN Leverage loans. Custodians of digital currency present additional risks because they are frequent targets and victims of cyber-attacks, which could impact the custodian’s timely delivery of digital currency collateral to us. If a SEN Leverage loan customer defaults on its loan and the bitcoin collateral is not liquidated in a timely manner, our business, financial condition and results of operations could be adversely impacted.
Risks Related to this Offering
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could use the proceeds in ways that do not improve our business, financial condition or results of operations or enhance the value of our common stock. We intend to use net proceeds to us from this offering to further supplement the regulatory capital levels of the Company and the Bank and for other general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, and other growth initiatives, including the Bank’s SEN Leverage product, custody and other digital asset services. Although our management evaluates acquisition opportunities from time to time, we currently do not have any definitive plans, arrangements or understandings relating to material acquisitions. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our common stock to decline.
The trading price of our common stock has been, and will likely continue to be, highly volatile, and you may not be able to resell your shares at or above the offering price, if at all.
Since our initial public offering in November 2019 at a price of $12.00 per share, our stock price has fluctuated significantly, ranging from an intraday low of $7.60 to an intraday high of $84.43 through January 19, 2021. This volatility may affect the price at which you could resell the common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors. In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.
You may experience future dilution as a result of future equity offerings.
We may require additional capital in the future to continue our planned growth. To the extent we raise additional capital by issuing additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock, you may experience substantial dilution. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to those of existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into, or exchangeable for, common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in this prospectus supplement, the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with this offering, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as well as any amendments thereto reflected in subsequent filings with the SEC.
Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. You should read this document completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Forward-looking statements may include, but are not limited to, statements about:
•
the success of the digital currency industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry and uncertainty of adoption of digital currencies;

•
the success of our digital currency initiative and our ability to implement aspects of our growth strategy;

•
the concentration of our depositor relationships in the digital currency industry generally and among digital currency exchanges in particular;

•
our ability to grow or sustain our low-cost funding strategy related to the digital currency initiative;

•
system failure or cybersecurity breaches of our network security;

•
our ability to keep pace with rapid technological changes in the industry or implement new technology effectively;

•
our reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services;

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our reliance on third party custodians to hold bitcoin in connection with our SEN Leverage product;

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economic conditions (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation) that impact the financial services industry and/or our business;

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increased competition in the financial services industry, particularly from regional and national institutions;

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credit risks, including risks related to the significance of commercial real estate loans in our portfolio, our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas;

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results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our regulatory capital, our allowance for loan losses or to write-down assets;

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changes in the value of collateral securing our loans;

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our ability to protect our intellectual property and the risks we face with respect to claims and litigation initiated against us;

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interest rate risk associated with our business, including sensitivity of our interest earning assets and interest bearing liabilities to interest rates, and the impact to our earnings from changes in interest rates;

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our dependence on our management team and changes in management composition;

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the effectiveness of our internal control over financial reporting and our ability to remediate any future material weakness in our internal control over financial reporting;

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the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals;

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potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in our computer systems relating to our development and use of new technology platforms;

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the adequacy of our risk management framework;

•
our involvement from time to time in legal proceedings, examinations and remedial actions by regulators;

•
changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters;

•
the financial soundness of other financial institutions; and

•
natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cybersecurity risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “aspires,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or “would,” or similar expressions and the negatives of those terms. These statements reflect our current views with respect to future events, are based on assumptions and are subject to known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus supplement in their entirety, many of these risks and uncertainties under the section titled “Risk Factors” contained in this prospectus supplement, the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with a specific offering, in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement, the accompanying prospectus, together with the documents that are incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $236.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that the net proceeds will be approximately $272.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use net proceeds to us from this offering to further supplement the regulatory capital levels of the Company and the Bank and for other general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, and other growth initiatives, including the Bank’s SEN Leverage product, custody and other digital asset services. Although our management evaluates acquisition opportunities from time to time, we currently do not have any definitive plans, arrangements or understandings relating to material acquisitions.
We will have broad discretion over the uses of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. Pending such uses, we intend to invest the net proceeds from the offering in short-term, investment grade, interest-bearing securities.

CAPITALIZATION
The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of September 30, 2020:
•
on an actual basis, and

•
on an as-adjusted basis to give effect to the sale of 3,968,255 shares of common stock offered hereby (assuming the underwriters do not exercise their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us;

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
	As of September 30, 2020
	Actual	As adjusted(1)
	(unaudited) (in thousands, except per share data)
Cash and cash equivalents	$197,482	$433,982
Long-term debt:
Subordinated debentures, net	$15,827	$15,827
Total long-term debt	15,827	15,827
Shareholders’ equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, no shares issued or outstanding at September 30, 2020 and as adjusted	—	—
Class A common stock, $0.01 par value per share, 125,000 shares authorized, 18,627 shares outstanding at September 30, 2020 and 22,595 shares outstanding as adjusted	186	226
Class B non-voting common stock, $0.01 par value per share, 25,000 shares authorized, 64 shares outstanding at September 30, 2020 and 64 shares outstanding as adjusted	1	1
Additional paid-in capital	132,647	369,107
Retained earnings	109,229	109,229
Accumulated other comprehensive income	41,698	41,698
Total shareholders’ equity	283,761	520,261
Total capitalization	$299,588	$536,088
Company capital ratios:(2)
Tier 1 leverage ratio	10.36%	18.15%
Common equity tier 1 capital ratio	22.58%	44.65%
Tier 1 capital to risk-weighted assets	24.03%	46.10%
Total Risk-based capital ratio	24.68%	46.74%
Total shareholders’ equity to total assets	10.83%	18.21%
Per Share:
Book value per share	$15.18	$22.96

(1)
The table assumes the underwriters do not exercise their option to purchase additional shares from us.

(2)
For purposes of this table, we have assumed that the net proceeds of this offering will be invested in securities which carry no risk weighting for purposes of all adjusted risk-based capital ratios.

MARKET INFORMATION
Our common stock is traded on the NYSE under the symbol “SI.” At September 30, 2020, there were approximately 220 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, the number of record holders of our shares is not indicative of the total number of stockholders.

DIVIDEND POLICY
Holders of our Class A and Class B Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any cash dividends on our Class A and Class B Common Stock since inception, and we currently have no plans to pay dividends for the foreseeable future. As a Maryland corporation, we are only permitted to pay dividends out of net earnings.
Because we are a bank holding company and do not engage directly in business activities of a material nature, our ability to pay dividends to our shareholders depends, in large part, upon our receipt of dividends from the Bank, which is also subject to numerous limitations on the payment of dividends under California banking laws, regulations and policies.
Our ability to pay dividends to our shareholders in the future will depend on regulatory restrictions, our liquidity and capital requirements, our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Class A and Class B Common Stock and other factors deemed relevant by our board of directors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as United States income taxpayers for United States federal tax purposes, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our common stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).
Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.
For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:
•
an individual who is a citizen or resident of the United States;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions
Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below under “Foreign Accounts.” To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number or, in certain circumstances, a foreign tax identifying number, and certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or our paying agent (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.
Gain on Disposition of Our Common Stock
Subject to the discussions below under “Information Reporting Requirements and Backup Withholding” and “Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation,” or a USRPHC within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.
In general, we would be a USRPHC if at least half of our business assets (by fair market value) consists of “United States real property interests” within the meaning of Code Section 897(c)(1). We believe that we have not been and that we are not, and we do not anticipate becoming, a USRPHC. Even if we are treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are or we become a USRPHC and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons.

If you are a Non-U.S. Holder and the gain realized on a sale or other disposition of our common stock would be considered effectively connected with your trade or business in the United States, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and such corporate Non-U.S. Holders may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain realized on a sale or other disposition of our common by a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the U.S.), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Information Reporting Requirements and Backup Withholding
Generally, we must report information to the IRS with respect to any dividends we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding at a rate of 24% unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.
Foreign Accounts
Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on and (subject to proposed Treasury regulations discussed below) the gross proceeds of a disposition of our common stock, to a “foreign financial institution” (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments, including dividends paid on and (subject to proposed Treasury regulations discussed below) the gross proceeds of a disposition of our common stock, to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.
The withholding provisions described above currently apply to payments of dividends. The Treasury Secretary has issued proposed regulations which provide that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock and which may be relied upon by taxpayers until final regulations are issued.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT CHANGE IN APPLICABLE LAW.

UNDERWRITING
The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Keefe, Bruyette & Woods, Inc. and Canaccord Genuity LLC are the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC	1,488,096
Keefe, Bruyette & Woods, Inc	1,190,477
Canaccord Genuity LLC	892,858
Compass Point Research & Trading, LLC	198,412
Craig-Hallum Capital Group LLC	198,412
Total	3,968,255
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 595,238 shares from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
Paid by the Company
	No Exercise	Full Exercise
Per Share	$3.15	$3.15
Total	$12,500,003	$14,375,003
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.89 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company, its executive officers and its directors, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC, Keefe, Bruyette & Woods, Inc. and Canaccord Genuity LLC.
The restrictions above do not apply to (a) bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case that are made exclusively between and among the holder or members of the holder’s family, or affiliates of the holder, including its partners (if a partnership) or members (if a limited liability Company); provided that the transferee/donee agrees to be bound by the terms set forth above and each party shall not be required, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the lock-up period, (b) the exercise of warrants or the exercise of stock options granted pursuant to the Company’s stock option/incentive plans or otherwise outstanding on the date hereof; provided, that the restrictions shall apply to shares of Common Stock issued upon such exercise or conversion, (c) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1, or a Rule 10b5-1 Plan, under the Exchange Act; provided, however, that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the lock-up period (as the same may be extended); provided further, that the Company is not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the Commission under the Exchange Act during the lock-up period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan, (d) any demands or requests for, exercise any right with respect to, or take any action in preparation of, the registration by the Company under the Securities Act of the holder’s shares of common stock, provided that no transfer of the holder’s shares of common stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the holder’s shares of common stock during the lock-up period, and (e) following the 30th day after the date of this prospectus supplement, sales of up to 150,000 shares by certain entities affiliated with a member of our board of directors.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.
The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million. The Company has agreed to reimburse the underwriters for expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority incurred by them in connection with this offering in an amount up to $10,000. The underwriters have agreed to reimburse us for certain of our documented expenses in connection with this offering in an amount up to approximately $0.5 million.
The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no common shares, or the Shares, have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
Each Underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, or the FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (or the Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Holland & Knight LLP, Washington, D.C. is counsel for the underwriters in connection with this offering. As of January 21, 2021, attorneys employed by that law firm beneficially owned approximately 10,488 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The consolidated financial statements of Silvergate Capital Corporation and its subsidiaries as of and for the years ended December 31, 2019 and 2018 incorporated herein by reference in Silvergate Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in its reports thereon, and upon the authority of said firm as an expert in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, can also be accessed free of charge on our website at www.silvergatebank.com under the “Investor Relations” tab. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39123):
•
Annual Report on Form 10-K for the year ended December 31, 2019;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•
Current Reports on Form 8-K filed on January 29, 2020 (with respect to Item 5.02 only), June 2, 2020 and July 15, 2020;

•
Annual meeting proxy statement filed on April 16, 2020 (only those portions that have been incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2019); and

•
Description of our capital stock set forth in Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2019 and any amendment or report filed with the SEC for the purposes of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:
Silvergate Capital Corporation
Attn: Investor Relations
Executive Square, Suite 300
La Jolla, CA 92037
(858) 200-3782

Prospectus
Silvergate Capital Corporation
Class A Common Stock, Preferred Stock, Debt Securities, Warrants and Units
We may offer and sell from time to time, and one or more selling shareholders to be identified in the future may offer or sell from time to time, in one or more offerings shares of our Class A common stock, shares of our preferred stock, debt securities, warrants to purchase shares of our Class A common stock, shares of our preferred stock and/or debt securities, and units comprised of one or more shares of Class A common stock, shares of preferred stock and warrants in any combination. This prospectus provides you with a general description of these securities and the general manner in which we will offer these securities. Each time we and/or any selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, including identifying the names of any selling shareholders.
You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” beginning on page 1 of this prospectus and “Where You Can Find More Information” beginning on page 2 of this prospectus, before you make your investment decision.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “SI.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”
Investing in our securities involves certain risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus and beginning on page 24 of our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, and the risk factors that may be included in a prospectus supplement and in our periodic reports and other information we subsequently file with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SECURITIES OFFERED HEREBY WILL BE EITHER OUR EQUITY SECURITIES OR UNSECURED OBLIGATIONS OF OUR COMPANY AND WILL NOT BE DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF SILVERGATE CAPITAL CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

The date of this Prospectus is January 20, 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we and/or any selling shareholders may from time to time offer and sell, either separately or together, any combination of the securities described in this prospectus in one or more offerings. We may also issue any of the Class A common stock, preferred stock, debt securities, warrants or units upon conversion, exchange or exercise of any of the securities mentioned above.
This prospectus provides you with a general description of the securities we and/or any selling shareholders may offer and sell. Each time we and/or any selling shareholders offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, especially the section entitled “Risk Factors” beginning on page 2, and any prospectus supplement before making a decision to invest in any of the securities. You should also carefully read the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” before making a decision to invest in any of the securities.
We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and in any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any prospectus supplement or any sale of a security.
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site, our website, or at the SEC offices, which are mentioned in this prospectus under the heading “Where You Can Find More Information.”
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Silvergate,” “the Company,” “the Corporation,” “we,” “us,” “our” and similar terms refer to Silvergate Capital Corporation and its wholly owned subsidiary, Silvergate Bank, which we sometimes refer to as “Silvergate Bank,” “the Bank” or “our Bank,” and references to “common stock” or “Class A common stock” refer to our Class A voting common stock. References to “Class B common stock” refer to our Class B non-voting common stock.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file the document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
We incorporate by reference into this prospectus the following documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
Annual Report on Form 10-K for the year ended December 31, 2019;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•
Current Reports on Form 8-K filed on January 29, 2020 (with respect to Item 5.02 only), June 2, 2020 and July 15, 2020;

•
Annual meeting proxy statement filed on April 16, 2020 (only those portions that have been incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2019); and

•
Description of our capital stock set forth in Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2019 and any amendment or report filed with the SEC for the purposes of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing date of the registration statement to which this prospectus relates and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus. In no event, however, will any of the information that we “furnish” to the SEC under Items 2.02 or 7.01 of any Current Report on Form 8-K from time to time be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Silvergate Capital Corporation, Chief Legal Officer, 4250 Executive Square, Suite 300, La Jolla, California 92037. Telephone requests should be directed to the Chief Legal Officer at (858) 362-6300.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act.
This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.
We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our filings with the SEC are also available to the public on our website at http://www.silvergate.com, as well as through document retrieval services.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained, or incorporated by reference, in this prospectus and in any prospectus supplement may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking information” within the meaning of The Private Securities Litigation Reform Act of 1995.
These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, expected operating results and the assumptions upon which those statements are based. In some cases, you can identify these forward-looking statements by words like “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those words and other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. We caution that the forward-looking statements are based largely on our expectations and information available at the time the statements are made and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements.
The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:
•
the success of the digital currency industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry and uncertainty of adoption of digital currencies;

•
the success of the digital currency initiative and our ability to implement aspects of our growth strategy;

•
the concentration of our depositor relationships in the digital currency industry generally and among digital currency exchanges in particular;

•
our ability to grow or sustain our low-cost funding strategy related to the digital currency initiative;

•
system failure or cybersecurity breaches of our network security;

•
our ability to keep pace with rapid technological changes in the industry or implement new technology effectively;

•
our reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services;

•
economic conditions (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation) that impact the financial services industry and/or our business;

•
increased competition in the financial services industry, particularly from regional and national institutions;

•
credit risks, including risks related to the significance of commercial real estate loans in our portfolio, our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas;

•
results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses or to write-down assets;

•
changes in the value of collateral securing our loans;

•
our ability to protect our intellectual property and the risks we face with respect to claims and litigation initiated against us;

•
interest rate risk associated with our business, including sensitivity of our interest earning assets and interest bearing liabilities to interest rates, and the impact to our earnings from changes in interest rates;

•
our dependence on our management team and changes in management composition;

•
the effectiveness of our internal control over financial reporting and our ability to remediate any future material weakness in our internal control over financial reporting;

•
the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals;

•
potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in our computer systems relating to our development and use of new technology platforms;

•
the adequacy of our risk management framework;

•
our involvement from time to time in legal proceedings, examinations and remedial actions by regulators;

•
changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters;

•
the financial soundness of other financial institutions; and

•
natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our periodic and current reports that we file with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports to the SEC incorporated by reference in this prospectus and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.
The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before making an investment decision. Our business, financial condition and/or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains, and any prospectus supplement may also contain, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement.
ABOUT SILVERGATE CAPITAL CORPORATION
Silvergate Capital Corporation is the holding company for our wholly owned subsidiary, Silvergate Bank, which we believe is the leading provider of innovative financial infrastructure solutions and services to participants in the nascent and expanding digital currency industry. We leverage our technology platform and our management team’s expertise to develop solutions for many of the largest U.S. digital currency exchanges and investors around the globe. Our solutions are built on our deep-rooted commitment and proprietary approach to regulatory compliance.

Key to our leadership position and growth strategy is the Silvergate Exchange Network, or the SEN, our proprietary, virtually instantaneous payment network for participants in the digital currency industry which serves as a platform for the development of additional products and services. The SEN has a powerful network effect that makes it more valuable as participants and utilization increase. The SEN has enabled us to significantly grow our noninterest bearing deposit product for digital currency industry participants, which has provided the majority of our funding over the last three years. This unique source of funding is a distinctive advantage over most traditional financial institutions and allows us to generate revenue from a conservative portfolio of investments in cash, short term securities and certain types of loans that we believe generate attractive risk-adjusted returns. In addition, use of the SEN has resulted in an increase in noninterest income that we believe will become a valuable source of additional revenue as we develop and deploy fee-based solutions in connection with our digital currency initiative. We are also evaluating additional products or product enhancements specifically targeted at providing further financial infrastructure solutions to our customers and strengthening SEN network effects. The first of such products is SEN Leverage, which allows our customers to obtain U.S. dollar loans collateralized by bitcoin.
The Company’s assets consist primarily of its investment in Silvergate Bank and its primary activities are conducted through Silvergate Bank. The Company is a registered bank holding company that is subject to supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve. Silvergate Bank is subject to supervision by the California Department of Financial Protection and Innovation, Division of Financial Institutions, or the DFPI, and, as a Federal Reserve member bank since 2012, the Federal Reserve Bank of San Francisco, or the FRB. Silvergate Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation, or the FDIC.
Silvergate Bank provides financial services that include commercial banking, commercial and residential real estate lending, mortgage warehouse lending and commercial business lending. Our client base is diverse and consists of business and individual clients in California and other states and includes digital currency-related customers in the United States and internationally. In 2009, we began introducing an expanded array of relationship-oriented business products and services, which has been significantly augmented since 2014 by our digital currency initiative. While our commercial real estate lending activities are concentrated in California, we have a broader, nationwide focus on deposit and cash management services for digital currency-related businesses, as well as mortgage warehouse lending. Our goal is to establish profitable long-term banking relationships.
Financial information related to our operations is included in the notes to the Company’s Consolidated Financial Statements included in Item 8 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2019, and any consolidated financial statements of the Company that we subsequently file with the SEC, which are incorporated by reference in this prospectus. A detailed discussion of our business is contained in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” above for information on how to obtain a copy of our annual report and any subsequent reports.
Our principal executive office is located at 4250 Executive Square, Suite 300, La Jolla, California 92037 and our telephone number is (858) 362-6300. We maintain an Internet site at http://www.silvergate.com on which we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the SEC. Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.
SUPERVISION AND REGULATION
We are a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, or the BHC Act. We and Silvergate Bank are extensively regulated under federal and state laws. The regulation of bank holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders. For a discussion of the material elements of the extensive regulatory framework applicable to us and Silvergate Bank, please refer to Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Supervision and Regulation” and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” above for information on how to obtain a copy of our Annual Report on Form 10-K and any subsequent reports.
USE OF PROCEEDS
The Company intends to use the net proceeds from the sale of any securities offered under this prospectus in the manner and for the purposes set forth in the applicable prospectus supplement.
The Company will not receive any proceeds from the resale of any securities sold by selling shareholders under this prospectus or any prospectus supplement.
DESCRIPTION OF OUR SECURITIES AND THE SECURITIES TO BE REGISTERED
This prospectus relates to the offer and sale of shares of our Class A common stock, shares of our preferred stock, debt securities, and warrants to purchase shares of our Class A common stock, shares of our preferred stock and/or debt securities, and units comprised of one or more shares of Class A common stock, shares of preferred stock and warrants in any combination. The following is a summary of the general terms of our capital stock and the securities covered by this prospectus and does not purport to be a complete description. The full terms of our capital stock and the securities covered by this prospectus are set forth in Exhibit 3.1 through Exhibit 4.7, inclusive, to the registration statement that contains this prospectus, which are incorporated by reference in this prospectus. Unless expressly stated otherwise, the following summary does not give effect to provisions of applicable statutory or common law.
Capital Stock
We are authorized by our Articles of Incorporation, as amended, or Articles, to issue up to (i) 125,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 25,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share. Our Articles generally permits the Board of Directors of the Company to increase or decrease the number of authorized shares of capital stock of any class or series without the approval of our shareholders. The authorized but unissued shares of our capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of January 15, 2021, 18,786,246 shares of our Class A common stock and 64,197 shares of our Class B common stock were issued and outstanding and held by approximately 185 shareholders of record. As of such date, no shares of our preferred stock were issued and outstanding. As of such date, we had 1,247,837 shares available for issuance as share-based payment awards that may be granted under our stock plans.
Common Stock
The following section describes the material features and rights of our common stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles and Amended and Restated Bylaws, or Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part, and to applicable Maryland law, including the Maryland General Corporation Law, or the MGCL.
General
Voting.   Each holder of our Class A common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of our board of directors are elected by a plurality of the votes cast. Our Articles expressly prohibit cumulative voting.
Class B Common Stock.   Our Class B common stock is non-voting while held by the initial holder with certain limited exceptions. Each share of Class B common stock will automatically convert into a share of Class A common stock upon certain sales or transfers by the initial holder of such shares including to an unaffiliated third-party and in a widely dispersed public offering. If Class B common stock is sold or transferred to an affiliate of the initial holder, the Class B common stock would not convert into Class A common stock.
Dividends and Other Distributions.   Subject to certain regulatory restrictions discussed below and to the rights of holders of any preferred stock that we may issue, all shares of our Class A and Class B common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our Class A and Class B common stock would be entitled to share equally in all our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock.
The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies such as the Company. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that we may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. Our ability to pay dividends and make other distributions to our shareholders depends in part upon the receipt of dividends from Silvergate Bank and is limited by federal law. Silvergate Bank is a legal entity separate and distinct from the Company. As a depository institution, the deposits of Silvergate Bank are insured by the FDIC, which is Silvergate Bank’s primary federal regulator. Under certain circumstances the FDIC may determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. The Federal Deposit Insurance Act, or the FDIA, and the FDIC regulations generally allow a bank to pay dividends on common stock only out of net income for the calendar year to date and retained earnings from the prior two calendar years. Additionally, the FDIA generally prohibits an insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. See Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Supervision and Regulation.”
Preemptive Rights.   Holders of our Class A and Class B common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.
Restrictions on Ownership.   The BHC Act generally permits a company to acquire control of the Company with the prior approval of the Federal Reserve. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board of directors or other exercise of a controlling influence. Federal Reserve regulations provide that ownership of 5% or less of a class of voting securities is not control. As a policy matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company following the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “SI.” The Transfer Agent for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC.
Business Combinations under Silvergate’s Articles and Maryland Law
Amendment of the Articles.   In general and except for increases or decreases to our authorized shares of Class A and Class B common stock and any class of capital stock, which may be approved by our board of directors without shareholder approval, our Articles may be amended upon the vote of holders of two-thirds of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, which is the minimum vote required under Maryland law.
Restrictions on Business Combinations with Interested Shareholders.   Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.
Control Share Acquisition Statute.   Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our Bylaws, we have opted out from the operation of the control share acquisition law. As such, the above described control share acquisition statute will not be applicable to us and will not apply to shares of stock acquired by a shareholder subsequent to the adoption of the bylaw provision that opts-out of control share acquisition law.
Certain Provisions Potentially Having an Anti-Takeover Effect
Our Articles and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our Class A and Class B common stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our Class A and Class B common stock and the removal of our directors or management. These provisions:
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empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

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empower our board of directors, without shareholder approval, to amend our Articles to increase or decrease our authorized shares of Class A and Class B common stock and any class of capital stock that we have the authority to issue;

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divide our board of directors into five classes serving staggered five-year terms;

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provide that directors may be removed from office for cause upon a majority shareholder vote and may be removed from office without cause only upon an 80% shareholder vote;

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eliminate cumulative voting in elections of directors;

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permit our board of directors to alter, amend or repeal our Bylaws or to adopt new bylaws;

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require the request of holders of at least one-fifth of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

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prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;

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require shareholders that wish to bring business before our annual meeting of shareholders or nominate candidates for election as directors at our annual meeting of shareholders to provide timely notice of their intent in writing; and

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enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill vacancies created by such increase by a majority vote of the directors present at a meeting of directors.

Our Bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.
Preferred Stock
Under our Articles, upon authorization of our board of directors, we may issue shares of one or more series of our preferred stock from time to time. Our board of directors may, without any action by holders of Class A and Class B common stock or, except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, holders of preferred stock adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. Our board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:
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general or special voting rights;

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preferential liquidation or preemptive rights;

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preferential cumulative or noncumulative dividend rights;

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redemption or put rights; and

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conversion or exchange rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:
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adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the Class A and Class B common stock or other series of preferred stock;

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discourage an unsolicited proposal to acquire us; or

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facilitate a business combination involving us.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.
Debt Securities
The debt securities are to be issued under an indenture, or the indenture, between us and the trustee named in the applicable prospectus supplement as trustee, or the trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of the debt securities forming a part of a series, which are offered by a prospectus supplement will be described in such prospectus supplement.
The following summary of certain provisions of the indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and, with respect to any particular debt securities, to the description of the terms of such debt securities included in the applicable prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement, as the case may be.
We are a bank holding company for Silvergate Bank, and almost all of our operating assets are owned by Silvergate Bank. We are a legal entity separate and distinct from Silvergate Bank. We rely primarily on dividends from Silvergate Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from Silvergate Bank. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of Silvergate Bank, and holders of debt securities should look only to our assets for payments of the debt securities.
Terms of Debt Securities
The indenture will provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as our board of directors may determine. The debt securities may be either senior or subordinated debt securities, which may be issued as convertible debt securities or exchangeable debt securities.
The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:
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the title of the debt securities;

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any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

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the third party to whom any interest on the debt securities will be payable, if other than the third party in whose name the debt securities are registered at the close of business on the regular record date for such interest;

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the date or dates on which the principal of the debt securities will be payable;

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the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

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the place or places where the principal of and any premium and interest on the debt securities will be payable;

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the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

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our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder of the debt security, and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;
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conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

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the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

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the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

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if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on the debt securities will be payable (and the manner in which the equivalent of the principal amount of the debt securities in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

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if the principal of or any premium or interest on the debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

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if other than the entire principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

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if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount of the debt securities which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

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if applicable, that debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the indenture described under “— Defeasance and Covenant Defeasance — Defeasance and Discharge” on page 18 of this prospectus or “— Defeasance and Covenant Defeasance — Defeasance of Certain Covenants” on page 18 of this prospectus, or under both such captions;

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if applicable, whether the debt securities will be issuable in whole or in part in the form of one or more global debt securities and, if so, the respective depositaries for such global debt securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “— Global Debt Securities” on pages 13-14 of this prospectus and, if different from those described under such caption, any circumstances under which any such global debt security may be exchanged in whole or in part for debt securities registered, and any transfer of such global debt security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

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any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

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any addition to or change in the covenants in the indenture applicable to the debt securities; and

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any other terms of debt securities not inconsistent with the provisions of the indenture.

Debt securities, including original issue discount debt securities, may be sold at a substantial discount below their principal amount. Certain special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

In addition, certain special U.S. federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement. If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.
Senior Debt Securities
Payment of the principal of and any premium and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt securities.
Subordinated Debt Securities
Payment of the principal of and any premium and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities, as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.
Form, Exchange and Transfer
The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. At the option of the holder, subject to the terms of the indenture and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.
Subject to the terms of the indenture and the limitations applicable to global debt securities, a holder may present debt securities for exchange as provided above, or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office or agency of Silvergate at the place or places where the principal of and any premium and interest on the debt securities are payable. A holder will not incur a service charge for any registration of transfer or exchange of debt securities, but a holder must pay a sum sufficient to cover any tax or other governmental charge as may be described in the indenture. Such transfer or exchange will be effected upon the security registrar or us or our agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We expect to appoint the trustee as security registrar. Any agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional agents or rescind the designation of any agent or approve a change in the office through which any agent acts, except that we will be required to maintain an agent in each place of payment for the debt securities of each series.
If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (a) issue, register the transfer of or exchange any debt securities of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of the debt securities being redeemed in part.
Global Debt Securities
Some or all of a series of debt securities may be represented, in whole or in part, by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any such other matters as may be provided for pursuant to the indenture.
Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person except:
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by the depositary to its nominee;

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by a nominee of the depositary to the depositary or another nominee; or

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by the depositary or any nominee to a successor of the depositary, or a nominee of the successor,

unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture, (ii) there shall have occurred and be continuing an event of default under the indenture with respect to the debt securities represented by such global debt security, or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a global security or any portion of a global debt security will be registered in such names as the depositary may direct.
As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of such global debt security and the debt securities represented by the global debt security for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, a holder will not be entitled to have such global debt security or any securities registered by the global debt security registered in its name, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange of the global debt security and will not be considered to be the owners or holders of such global debt security or any debt securities represented by the global debt security for any purpose under the debt securities or the indenture. All payments of principal of and any premium and interest on a global debt security will be made to the depositary or its nominee, as the case may be, as the holder of the global debt security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.
Ownership of beneficial interests in a global debt security will be limited to institutions that have accounts with the depositary or its nominee, referred to as participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global debt security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global debt security to the accounts of its participants. Ownership of beneficial interests in a global debt security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee or any agent of us or the trustee will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to holders of debt securities, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a global debt security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global debt security upon the original issuance thereof may be required to be made in immediately available funds.
Payments and Paying Agents
Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.
Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at our office or the office of an agent or agents as we may designate for such purpose from time to time. Any such agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate debt securities additional agents or rescind the designation of any agent or approve a change in the office through which any agent acts, except that we will be required to maintain an agent in each place of payment for the debt securities of a particular series.
All moneys or U.S. government obligations (including proceeds thereof) deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and after repayment to us, a holder of debt securities is entitled to seek payment only from us as a general unsecured creditor.
Consolidation, Merger and Sale of Assets
The indenture will provide that we will not consolidate with or merge into any other person or convey, transfer or lease substantially all of our properties to any person, and no person may consolidate with or merge into us unless (i) the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture and the debt securities, (ii) after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, exists, and (iii) certain other conditions as prescribed in the indenture are met.
The general provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the debt securities.
Events of Default
Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:
(a)
our failure to pay principal of or any premium on any debt security of that series when due, whether at maturity, upon redemption, by accelerating the maturity or otherwise;

(b)
our failure to pay any interest on any debt securities of that series when due, continued for 30 days;

(c)
our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d)
our failure to observe or perform any other covenant or warranty of ours contained in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), which failure continues for 90 days after written notice to us by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;
(e)
with respect to senior debt securities, acceleration of any indebtedness for borrowed money by us having an aggregate principal amount outstanding of at least $25 million (or such other amount as may be agreed upon), if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture; or

(f)
certain events related to our bankruptcy, insolvency or reorganization.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately.
If an event of default (other than those described in clause (f) above) occurs and is continuing with respect to debt securities of any series at the time outstanding, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of debt securities outstanding may declare the entire principal amount of all of the series of debt securities due and payable immediately.
If, however, an event of default (other than those described in clause (f) above) has occurred and is continuing for less than all of the series of debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the debt securities may declare the entire principal amount of all debt securities of such affected series due and payable immediately.
If an event of default described in clause (f) above with respect the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable.
At any time following any declaration of acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.
Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.
No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, (iii) such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.
We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to the best of such officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults and the nature and status thereof.
Modification and Waiver
Modifications of and amendments to the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by such modification or amendment; provided , however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected:
(a)
change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(b)
reduce the principal amount of, or any premium or interest on, any debt security;

(c)
reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity;

(d)
change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(e)
modify any of the subordination provisions in a manner adverse to the holders of those securities;

(f)
impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(g)
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

(h)
reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(i)
except as provided by the indenture, modify provisions of the indenture relating to modification and waiver.

In addition, as described in the indenture, certain modifications and amendments to the indenture may be made by us and the trustee without the consent of holders of debt securities.
The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of such series of debt securities, waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.
The indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity to such date, (ii) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security, and (iii) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (i) or (ii) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, will not be deemed to be outstanding.
Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.
Defeasance and Covenant Defeasance
If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1302 of the indenture, relating to defeasance and discharge of indebtedness, or Section 1303 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.
Defeasance and Discharge.   The indenture provides that, upon our exercise of our option (if any) to have Section 1302 of the indenture applied to the debt securities, we will be discharged from all our obligations (and, if applicable, provisions relating to subordination will cease to be effective) with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.
Defeasance of Certain Covenants .   The indenture provides that, upon our exercise of our option (if any) to have Section 1303 of the indenture applied to the debt securities, we may omit to comply with certain restrictive covenants of the indenture and any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under “— Events of Default” on pages 15-16 of this prospectus and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.
Notices
Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.
Title
We, the trustee and any of our agents or agents of the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.
Regarding the Trustee
The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act of 1939. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.
Warrants
We may issue warrants, including warrants to purchase debt securities, Class A common stock or preferred stock or any combination of the foregoing. Warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to warrants being offered.
A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. Such terms will include:
•
the title of the warrants;

•
the aggregate number of the warrants;

•
the price or prices at which the warrants will be issued;

•
the currencies in which the price or prices of the warrants may be payable;

•
the designation, amount, and terms of the debt securities, Class A common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•
the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•
if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•
the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•
the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•
the minimum or maximum amount of the warrants that may be exercised at any one time;

•
any terms relating to the modification of the warrants, including adjustments in the exercise price;

•
information with respect to book-entry procedures, if any;

•
a discussion of any material federal income tax considerations; and

•
any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants. For more information, please review the form of the relevant agreements, which we will file with the SEC and will be available as described in the heading “Where You Can Find More Information” above.
Units
We may issue units comprised of one or more shares of Class A common stock, shares of preferred stock, debt securities and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. If units are issued, they will be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or before a specified date. A prospectus supplement relating to any units being offered will include specific terms relating to the offering, including a description of any securities included in each unit. Such terms will include:
•
the designation and terms of the units, and the terms of any of the debt securities, Class A common stock, preferred stock and warrants comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•
a description of the terms of any unit agreement governing the units;

•
a description of the provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•
a discussion of material federal income tax considerations, if applicable; and

•
whether the units will be issued in fully registered or in global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which we will file with the SEC and will be available as described in the heading “Where You Can Find More Information” above.

SELLING SHAREHOLDERS
Selling shareholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire securities from us in various transactions. Such selling shareholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling shareholders,” may from time to time offer and sell securities pursuant to this prospectus and any applicable prospectus supplement.
We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to register secondary sales of securities by any selling shareholder by filing a prospectus supplement with the SEC. We may register these securities to permit selling shareholders to resell their securities when they deem appropriate. We will not receive any proceeds from the sale of the securities by the selling shareholders, but in certain cases we may pay fees and expenses relating to the registration or an offering of such securities, such as registration and filing fees, fees and expenses for complying with federal and state securities laws and the rules and regulations of the New York Stock Exchange or other applicable exchanges, and fees and expenses incurred in connection with a listing, if any, of any of the securities on any securities exchange or association.
Selling shareholders may offer for sale all, some portion or none of the securities that they hold. To the extent that any of the selling shareholders are brokers or dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act.
We do not know when or in what amounts the selling shareholders may offer securities for sale under this prospectus and any prospectus supplement. The applicable prospectus supplement will set forth the name of each of the selling shareholders, the number and classes of our securities beneficially owned by such selling shareholders that are offered by such prospectus supplement, the amount to be offered for the shareholder’s account, and the amount and (if one percent or more) the percentage of the class to be owned by such shareholder after completion of the offering. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.
PLAN OF DISTRIBUTION
We may sell the securities to or through one or more underwriters or dealers, and also may sell the securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of the securities. Only underwriters named in the prospectus supplement will be considered as underwriters of the securities offered by the prospectus supplement.
We may distribute the securities at different times in one or more transactions. We may sell the securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of the securities may be considered underwriting discounts and commissions under the Securities Act. We will identify any underwriter or agent, and we will describe any compensation, in the prospectus supplement.
We may agree to indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.
We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase the securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of securities, we will indicate that in the prospectus supplement.
In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the securities for their own account. In addition, underwriters may bid for, and purchase, securities in the open market to cover short positions or to stabilize the price of the securities. Finally, underwriters may reclaim selling concessions allowed for distributing the securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.
Each series of securities (other than our Class A common stock) offered will be a new issue of securities and will have no established trading market. The securities (other than our Class A common stock) may or may not be listed on a national securities exchange. No assurance can be given as to the existence of trading markets for any securities offered (other than with respect to our common stock) or the liquidity of any securities offered.
INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS
Our Articles of Incorporation, as amended, or Articles, provide that our directors are not liable to the Company or our shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Maryland law. A director may, however, be found liable for:
•
acts or omissions not in good faith;

•
acts or omissions that are the result of active and deliberate dishonesty;

•
any transaction from which the director receives an improper benefit; and

•
acts or omissions that the director has reasonable cause to believe are unlawful.

Our Articles also provide that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by applicable Maryland law from any expenses, liabilities or other matters. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.
LEGAL MATTERS
The validity of the securities offered pursuant to this prospectus has been passed upon for us by Holland & Knight LLP, Washington, D.C. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
* * *

3,968,255 Shares
SILVERGATE CAPITAL CORPORATION
Class A Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	Keefe, Bruyette & Woods A Stifel Company	Canaccord Genuity
Compass Point Craig-Hallum

January 21, 2021